                                                                    EXHIBIT 99.2
                                                                    ------------

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
        OF OPERATIONS

INTRODUCTION

The Company designs, manufactures and markets heat transfer products (consisting of radiators, radiator cores, condensers and heater cores) and temperature control (air conditioning) products (including compressors, accumulators and evaporators) for the automotive and light truck aftermarket. In addition, subsequent to the sale of its Heavy Duty OEM business unit, which is discussed in Note 19 of the Notes to Consolidated Financial Statements contained herein, the Company designs, manufactures and distributes heat transfer products
(consisting of radiators, radiator cores, charge air coolers, oil coolers and other specialty heat exchangers) for the heavy duty heat exchanger aftermarket.

The Company is organized into two strategic business groups based upon the type of customer served - Automotive and Light Truck and Heavy Duty. Management
evaluates the performance of its reportable segments based upon operating income
(loss) before taxes as well as cash flow from operations which reflects operating results and asset management.

In order to evaluate market trends and changes, management utilizes a variety of economic and industry data including miles driven by vehicles, average age of vehicles, gasoline usage and pricing and automotive and light truck vehicle population data. In the heavy duty segment, we also utilize Class 7 and 8 truck production data and industrial and off-highway equipment production.

Management looks to grow the business through a combination of internal growth, including the addition of new customers and new products, and strategic acquisitions. At the end of 2002, the Company acquired certain assets of Fedco
Automotive Components Company. This acquisition strengthened our position in the heater core market, provided the Company with a new major customer, provided the capability for in-house production of aluminum heaters and allowed us to maximize the benefits generated by the in-house production of copper/brass heaters at our Mexican plant.

On February 1, 2005, the Company announced that it had signed definitive agreements, subject to customary closing conditions including shareholders'
approval, providing for the merger of the aftermarket business of Modine into
Transpro and Modine's acquisition of Transpro's Heavy Duty OEM business unit for
$17 million in cash. The transactions are expected to increase the Company's consolidated annual sales to over $400 million and add manufacturing and distribution locations in the U.S., Europe and Mexico. In addition, the Company will now be focused solely on supplying heating and cooling components and systems to the automotive and heavy duty aftermarkets in North and Central
America and Europe. A summary of the transactions is contained in Note 18 of the
Notes to Consolidated Financial Statements contained herein. The Company completed the sale of its Heavy Duty OEM Business to Modine on March 1, 2005.
The merger of Modine's aftermarket business into Transpro, which is expected to be completed near the end of the second quarter or early in the third quarter of
2005, is subject to Transpro stockholder approval and certain other closing conditions. Operating results of the Heavy Duty OEM business unit for periods prior to the sale are shown as a discontinued operation.

During 2003, the Company completed the $7.0 million restructuring program that it had commenced during the third quarter of 2001. The program was designed around business initiatives to improve the Company's operating performance, including the redesign of our distribution system, headcount reductions, the transfer of production between manufacturing facilities and a reevaluation of our product offerings. The Company also added approximately $0.9 million of new restructuring programs in 2003 to include the relocation of Fedco's inventory and machinery (acquired at the end of 2002) to Mexico and salaried headcount reductions made in order to lower overall operating costs. Total restructuring and other special charges, including amounts charged to cost of sales, of $1.5 million and $1.8 million were recorded during 2003 and 2002, respectively.
Management believes that

beginning in 2004 it experienced the benefits of these improvements as noted in the comparison of operating results for the year ended December 31, 2004 as compared to 2003 below.

RESULTS OF OPERATIONS
COMPARISON OF YEAR ENDED DECEMBER 31, 2004 TO 2003

Net sales for the year ended December 31, 2004 increased 9.8% or $19.5 million to $218.4 million as compared to $198.9 million in 2003. Automotive and Light
Truck SBG sales increased 10.4% to $185.3 million from $167.9 million in 2003.
Heat transfer product sales within this SBG of $164.8 million were 11.4% above
2003 resulting from product line expansions by several major retail customers, the addition of new customers and increased customer demand. These impacts were partially offset by growing competitive pricing pressures which caused the
Company to decrease average selling prices and precluded the Company from passing on to customers the impacts of rising commodity costs. It is expected that these pricing pressures will continue during 2005. While miles driven have increased slightly year over year, they continue to be pressured by rising fuel costs. The Company's potential market continues to grow, however, as the number of older cars requiring heat exchanger product replacement increases and the number of light trucks and SUV's being sold grows. Temperature Control product sales of $20.5 million were 2.7% above 2003 levels due to the impact of new customer additions. These impacts were offset by unit volume declines caused by changes in customer buying habits, higher levels of customer inventories going into the year and wet and cool weather conditions. These new customer additions in 2005 will, however, provide the Company with a stronger customer base should market conditions improve. Heavy Duty SBG sales of $33.1 million, consisting entirely of heat transfer product sales, were 7.0% or $2.2 million above 2003 levels. Heavy Duty Aftermarket sales grew as a result of new product programs, pricing actions and improved economic conditions which generated stable product demand as compared to marketplace declines experienced during the past several years. Heavy Duty aftermarket volume is dependent on economic conditions impacting the marketplaces which it serves.

Gross margin, as a percentage of sales, was 20.1% in 2004 compared to 17.3% in
2003. The 2004 improvement reflects lower product costs due to higher production levels, improved efficiency and the impact of cost reduction programs implemented during the past three years. These cost reduction programs included the relocation of all copper/brass heater production to Mexico, improvements to aluminum heater production, sourcing of product from lower cost offshore suppliers, conversion of products to aluminum from copper/brass and improvements of production efficiency. These actions offset the impacts of rising commodity costs affecting all segments and the competitive pricing pressures impacting the
Automotive and Light Truck segment. It is expected that commodity costs will remain at current levels during 2005 and that the Company will be unable to pass along these higher costs to its customer base. As a result, the Company will remain focused on cost reduction actions in order to offset these adverse conditions to the extent possible. In 2003, margins were adversely impacted by production cutbacks instituted in the Automotive and Light Truck Group in the fourth quarter of 2002. These cutbacks resulted in higher actual inventory costs at the end of 2002, which translated into lower gross margins in 2003 as the product was sold. Margins last year were also adversely impacted by start-up problems with the Company's new aluminum tube mill and other manufacturing issues. These items did not recur in 2004.

Selling, general and administrative expenses in 2004 increased by 10.5% to $40.0 million when compared to 2003, while expenses increased as a percentage of sales to 18.3% compared to 18.2% in 2003. The higher expense level is attributable to increased sales related expenses caused by the year-over-year sales improvement, higher freight costs reflecting rising fuel costs and increased incentive compensation accruals attributable to the year-over-year improvement in operating results. This impact was offset by the Company's cost reduction efforts over the past three years to lower branch and administrative spending relative to sales, and improve operating efficiencies. It is expected that the
Company will continue to benefit from these and future cost reduction activities.

Restructuring and other special charges of $1.5 million in 2003 represented costs associated with the closure of two regional Heavy Duty Aftermarket plants in North Kansas City, Missouri and Phoenix, Arizona; the closure of the

Charlotte, North Carolina branch facility, the movement of Fedco copper/brass inventory and machinery (acquired at the end of 2002) to Mexico and a program of salaried headcount reductions. No restructuring costs were recorded in 2004, and all cash outflows associated with the restructuring activities were completed in
2004.

Interest costs of $4.8 million in 2004 were $1.1 million above 2003 levels as the impact of higher discounting charges from the Company's expanded participation in customer sponsored payment programs and higher average interest rates offset the impact of lower average debt levels. Discounting expense increased to $1.5 million in 2004 from $0.4 million in 2003 as the Company participated in additional customer sponsored payment programs, as they were made available, in an effort to counteract the impact of longer customer payment terms. These discounting expenses are also impacted by the rising interest rates and the Company's higher sales levels to customers offering these programs. The
Company expects to continue participating in these programs in 2005, and expense levels will continue to be impacted by rising interest rates and the levels of receivables discounted. Average interest rates under our Loan and Security
Agreement ("Loan Agreement"), with Congress Financial Corporation (New England), an affiliate of Wachovia Bank N.A., in 2004 were 4.29% compared with 4.13% in
2003, while average debt levels were $50.9 million in 2004 vs. $55.5 million in
2003.

The effective tax rate in both 2004 and 2003 reflects state and foreign provisions, and changes in the deferred tax valuation allowance. In the fourth quarter of 2004, the Company recorded a tax benefit of $0.9 million to reflect the reversal of a portion of its deferred tax valuation reserve in anticipation of the gain to be recorded in 2005 as a result of the sale of its Heavy Duty OEM business unit. The tax provision in 2003 also includes a tax benefit of $1.4 million for refundable income taxes associated with filing the Company's 2002
Federal Income Tax return.

The loss from continuing operations was $0.3 million or $0.05 per basic and diluted share in 2004 compared to a loss of $5.3 million or $0.76 per basic and diluted share in 2003. Income from the discontinued operation, net of income taxes, was $5.5 million or $0.77 per basic and diluted share in 2004 compared to income of $0.8 million or $0.11 per basic and diluted share in 2003.

Net income in 2004 improved to $5.2 million or $0.72 per basic and diluted share compared to a net loss of $4.5 million or $0.65 per basic and diluted share in
2003, reflecting the sales and operational improvements discussed above. This year-over-year improvement will be pressured in 2005 by continuing competitive pricing pressures and higher commodity, fuel and interest costs. The Company plans to continue its efforts to offset these impacts to the extent it can through cost reduction activities.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO 2002

For the year ended December 31, 2003, net sales were $198.9 million, $0.1 million above than the $198.8 million reported in 2002. Sales for the Automotive and Light Truck SBG in 2003 were $167.9 million, compared with net sales of
$164.5 million in the same period in the prior year. Heat transfer product sales in this SBG of $148.0 million were 2.9% above 2002 as the impact of the acquisition of Fedco and the impact of new customer programs were partially offset by changes in customer mix, ongoing pricing pressure, a soft and shorter selling season and a decline in unit volume as many of our major customers took actions to lower their own inventory levels. Net sales of our Temperature
Control products of $19.9 million were 3.7% below 2002 as the impact of several new customer programs were more than offset by an unseasonably short selling season and changes in customer buying habits caused by their inventory reduction efforts. Heavy Duty SBG sales in 2003 of $31.0 million, consisting entirely of heat transfer product sales, were 9.6% below the $34.3 million reported in the prior year. This decline reflects the continued softness in all markets served by these products and a declining demand for certain product categories.

Gross margins, as a percentage of sales, were 17.3% in 2003 compared to 21.4% in
2002. Excluding the $0.5 million of restructuring charges recorded in gross margin in 2002, which were associated with the closure of a manufacturing plant in Maquoketa, Iowa, the 2002 gross margin percentage would have been 21.6%. The year-

over-year decline in the gross margin percentage was primarily the result of production cutbacks instituted at the Automotive and Light Truck Heat Exchanger plants. These cutbacks resulted in higher actual inventory costs at the end of
2002, which translated into an approximately $3 million reduction in gross margin as the products were sold during the first quarter of 2003. Start-up problems with our new aluminum tube mill during the first half of 2003, along with an increase in price competition and changes in customer mix, also adversely impacted margins for the year. In addition, during the fourth quarter of 2003, production at our Temperature Control plant was significantly cut back in response to the shorter than normal air conditioning components selling season, resulting in lower margins due to unabsorbed overhead costs. These items offset the favorable impacts of the Company's cost reduction activities, which have resulted in lower product costs.

Selling, general and administrative expenses in 2003 of $36.2 million were $0.4 million below the prior year. As a percentage of sales, expenses in 2003 were
18.2% compared to 18.4% in 2002. Expenses of Fedco incurred during the first quarter of 2003, prior to the completion of the integration program and higher levels of costs for major system improvements, have been offset by benefits of the Company's cost reduction initiatives along with incentive and other expense reductions reflecting market conditions and the Company's financial results.

In 2003, the Company completed its $7.0 million restructuring program, which started in 2001. Initiatives during 2003 included the closure of two regional
Heavy Duty Aftermarket plants in North Kansas City, Missouri and Phoenix,
Arizona, and the closure of the Charlotte, North Carolina branch facility.
During 2003, the Company also added programs, totaling $0.9 million for the relocation of Fedco copper/brass inventory and machinery (acquired at the end of
2002) to Mexico and a cost reduction program of salaried headcount reductions.
The salaried headcount reduction actions taken during the last three quarters of
2003 are expected to lower spending levels by approximately $2.4 million on an annualized basis. The Company experienced in its 2003 results some of the impacts of completed actions under the restructuring programs. Future benefits from these actions will be dependent on business conditions. A summary of the
2003 charge of $1.5 million, which is also discussed in Note 6 of the Notes to
Consolidated Financial Statements contained in this Report, is as follows:

                     Workforce related                  $   922
                     Facility consolidation                 500
                     Asset write-downs                       68
                                                        --------
                     Total                              $ 1,490
                                                        ========

Workforce related charges reflect the elimination of 82 salaried and hourly positions, as a result of the closure of two Heavy Duty Aftermarket plants and salaried headcount reductions, which impacted all segments of the business.

The facility consolidation charges primarily represent costs associated with the closure of two Heavy Duty Aftermarket plants and one Automotive and Light Truck branch and the relocation of the Fedco copper/brass inventory and machinery from
Buffalo to our existing facility in Mexico. Cash payments were completed during
2004.

In conjunction with the closure of its two Heavy Duty Aftermarket plants, the
Company wrote down the related fixed assets and inventory to net realizable value.

Interest costs in 2003 were slightly below a year ago as the impact of lower average interest rates offset the impact of higher average debt levels. Average interest rates under our Loan and Security Agreement ("Loan Agreement") with
Congress Financial Corporation (New England), in 2003 were 4.13% compared with
6.08% in 2002 while average debt levels were $55.5 million in 2003 compared with
$43.3 million in the prior year, excluding the impact of the $5.0 million
Industrial Revenue Bond. Interest expense in 2003 was also impacted by the pay down of our Industrial Revenue Bond during the second quarter at the time our
New Haven facility was sold and discounting fees associated with the Company's utilization of a customer sponsored payment program administered by a financial institution for the collection of receivables. Discounting fees were
$0.4 million in 2003 compared to zero in 2002.

The effective tax rate in both 2003 and 2002 reflects only a state and foreign provision. The tax provision in 2003 also includes a tax benefit of $1.4 million reflecting additional refundable income taxes. These refundable taxes, which were collected during the year, resulted primarily from the Company making tax election changes at the time of filing its 2002 Federal Income Tax Return. Also included in the 2003 tax provision is a benefit of $0.1 million representing the impact of reversing a portion of the federal income tax accrual that was no longer required due to the completion of a recent Internal Revenue Service review. As of December 31, 2003, the deferred income tax valuation reserve had a balance of $8.0 million. During March 2002, tax legislation was enacted, which included a provision that allowed pre-tax losses incurred in 2001 and 2002 to be carried back for a period of five years instead of two years. As a result, the
Company recorded a tax benefit in the first quarter of 2002 of $3.8 million, which reflected a reduction in the deferred income tax valuation allowance.

Results for 2002 included a charge of $4.7 million reflecting the impact of the
Company's adoption of Statement No. 142, "Goodwill and Other Intangible Assets"
("SFAS 142"), as issued by the FASB in June 2001, which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. This charge represented the write-off of the remaining goodwill reflected on the balance sheet.

The loss from continuing operations before the cumulative effect of the accounting change was $5.3 million, or $0.76 per basic and diluted share, in
2003 compared to income of $5.2 million, or $0.73 per basic and diluted share, in 2002. Income from the discontinued operation in 2003 was $0.8 million or
$0.11 per basic and diluted share compared to $1.5 million or $0.21 per basic and diluted share in 2002. In 2003, the net loss was $4.5 million, or $0.65 per basic and diluted share, while in 2002 the net income was $2.0 million, or $0.27 per basic and $0.28 per diluted share.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash flow generated from operating activities during 2004 was $12.1 million. Of this amount, $7.8 million was generated by continuing operations and $4.3 million by our discontinued operation. Income from continuing operations was a loss of $0.3 million compared to a net loss of $5.3 million in 2003 reflecting increased sales levels and the Company's cost reduction activities. Accounts receivable levels decreased by $6.7 million as the Company accelerated the collection of certain customer receivables utilizing cost effective customer sponsored payment programs administered by financial institutions, which offset the impact of increased receivable balances as a result of higher sales levels.
These accelerated collections were done in an effort to offset the continuing trend towards longer customer payment terms by "blue chip" customers, at a cost effective discount rate. The Company expects to continue participating in these programs as long as they are offered at an acceptable discount rate. Inventory levels grew $3.6 million in all segments in order to support the higher sales levels and the sourcing of product from off shore suppliers. Inventory turns approximated the levels achieved last year reflecting management's efforts to balance inventory levels in line with customer service requirements. Accounts payable were reduced by $0.3 million. Accrued expenses rose by $2.4 million due in part to management incentive accruals which were zero a year ago.

In 2003, cash flow from operating activities was $8.7 million. Continuing operations provided $7.8 million and our discontinued operation provided $0.9 million. Accounts receivable levels decreased by $10.5 million as the Company accelerated the collection of certain customer receivables utilizing a cost effective customer sponsored payment program administered by a financial institution. Inventory levels grew by $6.2 million due to the soft market conditions experienced for most of the year, which included a shorter than normal peak selling season for heat exchanger and air conditioning products. In addition, the higher inventory levels reflected the purchase of a competitor's inventory from a major customer during the fourth quarter and the requirement to build inventory in

anticipation of new Automotive and Light Truck customer programs which were expected to commence in early 2004. Accounts payable rose by $8.4 million as a result of the growth in inventory levels as well as the Company's efforts to balance payable outflows with cash collections.

During 2002, operations used $7.7 million of cash. Continuing operations used
$11.4 million while our discontinued operation generated $3.7 million. Accounts receivable grew by $20.1 million during the period due to higher sales levels
(approximately $1 million), extended terms on the new customer business added during the year (approximately $11 million) and an ongoing shift in receivables mix toward longer payment cycles with "blue chip customers" (approximately $9 million). These increases were partially offset by improved collections. Net inventories rose $1.7 million as the Company was unable to offset the higher inventory levels at the end of the third quarter, caused by increased sales, extra purchases of certain difficult-to-obtain inventory and the West Coast dock strike, through cutback actions taken during the fourth quarter. While these cutbacks in production levels and incoming receipts of finished product resulted in a year-over-year improvement in inventory turns, they also resulted in a higher cost of production which adversely impacted results in the first quarter of 2003 as the product was sold. In December 2002, the Company contributed an additional $2.0 million to its pension trust in order to reduce the impact on
Shareholders' Equity from the minimum pension adjustment. These outflows were partially offset by funds provided from operations and an increase in accounts payable and accrued liabilities.

Capital expenditures were $4.9 million for 2004, compared with $5.2 million in
2003. Expenditures for 2004 were primarily made to implement new product introductions, cost reductions and computer upgrades in all segments of the business. At December 31, 2004, there are no material outstanding capital commitments. Capital expenditures are estimated to approximate $7.0 to $8.0 million in 2005, which will include expenditures associated with the relocation of the Company's main distribution center from Memphis, Tennessee to Southaven,
Mississippi. It is anticipated that these expenditures will either be funded by operations, leasing actions, or from borrowings under the existing revolving credit agreement.

During the third quarter of 2004, in a non-cash transaction, the Company sold
$1.6 million of inventory and fixed assets, associated with its condenser product line, at its net book value, to a vendor in return for a reduction in the Company's accounts payable to that vendor and a 24-month supply agreement commencing on January 1, 2005.

On May 1, 2003, the Company completed the sale of its Gando Drive headquarters facility in New Haven, Connecticut and entered into a lease of its currently occupied space used for offices, test facility and tube mill operations. As a result, the Company repaid the $5.0 million Industrial Revenue Bond on the facility, created greater availability of funds under its credit agreement and eliminated an underutilized asset. The gain on the sale of the building, of approximately $1.6 million, is being recognized equally over the six-year initial term of the lease on the facility.

On December 27, 2002, the Company purchased certain assets of Fedco Automotive
Components Company ("Fedco") for a cash purchase price of $8.1 million, including transaction costs. Net assets acquired included $4.9 million of receivables, $3.5 million of inventory, $2.1 million of fixed assets, $0.1 million of intangible assets, $1.5 million of accounts payable and accrued liabilities and $1.0 million of accrued severance and relocation costs.

Cash dividends paid to a preferred shareholder were approximately $0.1 million in 2004, 2003 and 2002.

Total debt at the end of 2004 was $44.0 million compared with $50.9 million a year ago. This $6.9 million reduction reflects the utilization of funds generated by operating activities. At December 31, 2004, the Company had $4.5 million available for future borrowings under its Loan Agreement.

In 2003, total debt was lowered by $8.7 million reflecting the pay down of the
$5.0 million Industrial Revenue Bond, at the time the Company's headquarters facility was sold, and the utilization of cash flow generated by operations.

During 2002, total debt increased by $21.9 million. These funds were utilized to meet working capital needs, primarily the increase in trade accounts receivable terms and the acquisition of Fedco.

On September 27, 2002, the Company entered into an amendment to its Loan
Agreement which provided for a temporary increase in the maximum credit line from $55.0 million to $65.0 million effective July 1, 2002, with scheduled reductions through December 20, 2002 back down to $55.0 million. On November 22,
2002, the Loan Agreement was amended to permanently increase the maximum credit line to $65.0 million. On December 27, 2002, in conjunction with the acquisition of Fedco, the Loan Agreement and the Term Promissory Note with Congress
Financial Corporation were amended to permanently increase the maximum credit line to $80 million and extend the credit line through December 27, 2005. In addition, the interest rate was decreased to the prime rate from the prime rate plus 1.5%. The Company also has the option to elect a Eurodollar-based interest rate, which has been decreased from plus 4% to plus 2.5%. The amended Loan and
Security Agreement is comprised of a $77.0 million Revolving Credit Facility and a $3.0 million Term Loan. There were no changes to the minimum thresholds for net worth or working capital, which remain at $37.0 million and $55.0 million respectively. On November 19, 2004, Transpro entered into an amendment to its
Loan Agreement which increased loan availability by $1.0 million as a result of a reduction in an Availability Reserve contained in the Agreement. In addition, the minimum Adjusted Net Worth requirement under the agreement was increased from $37.0 million to $40.0 million for all periods after September 30, 2004.
The increased availability provides the Company with additional flexibility to meet its working capital needs throughout the year.

The future liquidity and ordinary capital needs of the Company in the short term are expected to be met from a combination of cash flows from operations and borrowings under the Loan Agreement. The Company's working capital requirements peak during the second and third quarters, reflecting the normal seasonality in the Automotive and Light Truck segment. In addition, the Company's future cash flow may be impacted by industry trends lengthening customer payment terms.
During 2003, the Company began utilizing a customer sponsored program administered by a financial institution in order to accelerate the collection of funds and offset the impact of these lengthening terms. The Company intends to continue utilizing this and other similar programs as long as they are a cost effective tool to accelerate cash flow. The Company believes that its cash flow from operations, together with borrowings under its Loan Agreement, will be adequate to meet its near-term anticipated ordinary capital expenditures and working capital requirements. However, the Company believes that the amount of borrowings available under the Loan Agreement would not be sufficient to meet the capital needs for major growth initiatives, such as significant acquisitions. If the Company were to implement major new growth initiatives, it would have to seek other sources or forms of capital. However, no assurance can be given that the Company would be successful in securing such additional sources or forms of capital.

On March 1, 2005, the Company completed the sale of its Heavy Duty OEM business for $17 million in cash. These proceeds were utilized to lower outstanding borrowings under the revolving credit agreement and increase the amount available for future borrowings.

As a result of the merger with the aftermarket business of Modine, the Company's liquidity will be improved as the assets being acquired will be debt free and the acquired balance sheet will include at least $6.3 million in cash. We presently estimate that the costs of the business realignment and other actions necessary to effectively integrate the business will be funded from cash transferred in the merger, generated by the operations acquired, including cost savings, or result from borrowings under the Company's Loan Agreement.

The following table summarizes the Company's outstanding material contractual obligations as of December 31, 2004 excluding any obligations relating to the
Heavy Duty OEM business unit, which was sold on March 1, 2005 (see Note 19 of the Notes to Consolidated Financial Statements contained herein):



                                                                              Payments Due by Period
                                        ---------------------------------------------------------------------------------------
                                           Less Than
        Type of Obligation                   1 Year           2-3 Years           4-5 Years         Over 5 Years       Total
------------------------------------    -----------------  ----------------    -----------------    -------------  ------------
                                                                                  (in thousands)

Revolving credit facility(1)                   $42,530          $    --                $   --              $  --       $42,530
Term loan                                        1,275               --                    --                 --         1,275
Pension plan contribution                        2,300(2)            --                    --                 --         2,300
Capital lease obligations                           99              120                    --                 --           219
Operating leases                                 6,400            9,400                 8,200              2,100        26,100
Purchase obligations                            14,715(3)            --                    --                 --        14,715
                                        ---------------  --------------        -----------------    -------------  ------------
Total                                          $67,319          $ 9,520                $8,200             $2,100       $87,139
                                        ===============  ==============        =================    =============  ============


(1) Borrowings classified as a current liability in the Consolidated Balance
    Sheet included in this Report. Based upon year end borrowing levels and interest rates, annual interest cost would approximate $2.1 million.
(2) Pension plan contributions reflect expected disbursements in 2005 as calculated by the Company's third-party actuary. Estimated contributions for future years are not currently determinable as they will be impacted by changes in discount rates, pension plan performance and other factors.
(3) Purchase obligations for goods and services outstanding at the end of the year which normally are consumed over a period of less than 12 months. This is not reflective of total consumption over a 12-month period.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. A company's critical accounting estimates, as set forth by the U.S. Securities and Exchange
Commission, are those which are most important to the portrayal of its financial condition and results of operations and often require the utilization of estimates or subjective judgment. Based upon this definition, we have identified the critical accounting estimates addressed below. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ from these estimates under different assumptions or conditions. The Company also has other key accounting policies, which involve the use of estimates, which are further described in
Note 2, "Summary of Significant Accounting Policies", of the Notes to
Consolidated Financial Statements contained herein.

Revenue Recognition. Sales are recognized either when products are shipped to the customer or when products are received by the customer in accordance with the invoice shipping terms. Sales are recorded net of sales rebates, cash discounts, returns and advertising and other allowances. Accruals for warranty costs, sales returns and allowances are provided at the time of sale based upon historical experience or agreements currently in place with customers. The
Company will also accrue for unusual warranty exposures at the time the exposure is identified and quantifiable based upon analyses of expected product failure rates and engineering cost estimates. In connection with multi-year agreements with certain customers, the Company incurs customer acquisition costs which are capitalized and amortized over the life of the agreement. The Company also establishes reserves for uncollectible trade accounts receivable based upon historical experience, anticipated business trends and the current economic conditions. Customer account balances are written off at the time they are deemed fully uncollectible. Changes in our customers' financial condition or other factors could cause our estimates of uncollectible accounts receivable or the amortization periods of customer acquisition costs to vary.

Inventory Valuation. Inventories are valued at the lower of cost (first-in, first-out method) or market. This requires the Company to make judgments about the likely method of disposition of its inventory and expected recoverable value upon disposition. Inventories are reviewed on a continuing basis, and provisions are also made for slow

moving and obsolete inventory based upon estimates of historical or expected usage as well as the expected recoverable value upon disposition.

Impairment of Long-Lived Assets. In the event that facts and circumstances indicate that the carrying amounts of a business unit's long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows of the business unit, associated with the long-lived assets, would be compared to the asset's carrying amount to determine if a write-down is required. If this review indicates that the assets will not be recoverable, the carrying value of the Company's assets would be reduced to their estimated fair value. The estimates used in determining whether an impairment exists involve future cash flows of each business unit, which are based upon expected revenue trends, cost of production and operating expenses.

Income Taxes. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that those such assets will not be realized. Changes to the valuation allowance are based on the evaluation of all available evidence supporting the Company's ability to utilize tax benefits prior to their expiration.

Pension Plans. The Company establishes and periodically reviews the assumptions used in the measurement of its retirement plans. The discount rate will change in relation to increases or decreases in applicable published bond indices. At
December 31, 2004, the discount rate was 6%. The return on assets reflects the long-term rate of return on plan assets expected to be realized over a ten year or longer period. As such, it will normally not be adjusted for short-term trends in the stock or bond markets. In addition, the rate of return will reflect the investment allocation currently used to manage the pension portfolio. The Company's pension assumptions currently include a 9% long-term annual rate of return, which is based upon the current portfolio allocation, long-term rates of return for similar investment vehicles and economic and other indicators of future performance. Differences between actual and assumed portfolio performance as well as the impact of changes in discount rates are included in the calculation of the Company's accrued pension costs by a third-party actuary. As the performance of the pension portfolio during 2002 was below the actuarial assumption and the discount rate was reduced by 0.5%, the unrecognized component of accrued pension costs changed from a loss of $1.3 million at December 31, 2001 to a loss of $6.9 million at December 31, 2002.
During 2003, the discount rate was again reduced by 0.5%; however, the impact this had on the minimum pension liability was offset by improved performance of the portfolio resulting in an increase in the unrecognized component of accrued pension costs to $7.0 million. The discount rate was again lowered in 2004 by
0.5%; however, this impact was offset by favorable portfolio performance resulting in an increase in the unrecognized component of pension cost to $7.2 million. In the future, this unrecognized loss, along with changes in any of the underlying pension assumptions, and the ongoing performance of the plan assets, will impact future funding requirements, minimum pension liability adjustments and net pension cost amounts. Absent any other changes, a 1% change in the discount rate increases or decreases pension expense by $0.2 million, the pension benefit obligation by $3.1 million and the minimum pension liability adjustment in Shareholders' Equity by $2.9 million.

Loss Reserves. The Company has other loss exposures such as self-insurance reserves, environmental and litigation for which it determines the need and amount of reserves. Reserves are established using estimates, judgments and consistent methodologies to determine the exposure and ultimate potential liability.

INFLATION

The overall impact of the low rate of inflation in recent years has resulted in no significant impact on labor costs and general services utilized by the
Company. The principal raw materials used in the Company's replacement radiator and heater core product lines are copper and brass. The Company also requires aluminum for its radiator,

charge air cooler, condenser and heater core product lines. Copper, brass, aluminum and other primary metals used in the Company's business are generally subject to commodity pricing and variations in the market prices for such materials. Although these materials are available from a number of vendors, the
Company has chosen to concentrate its sources with a limited number of long-term suppliers. The Company typically executes purchase orders for its copper and brass requirements three to nine months prior to the actual delivery date. In periods of abnormally high commodity market prices, the Company will place orders only for its current requirements. In either case, the purchase price for such copper, brass and aluminum is established at the time such orders are placed by the Company and not at the time of delivery.

The Company also manages its metals commodity pricing exposure by attempting to pass through any cost increases to its customers. During 2003 and 2004, commodity prices increased significantly over the prior year. While the Company has been successful in passing through some price increases to customers, in its
Automotive and Light Truck segment, it has been unable to do so in total. As a result, the Company has been forced to generate other cost reduction activities in order to offset these impacts. There is no assurance that the Company will be successful in raising prices to its customers in the future nor that it will be able to generate sufficient cost reductions to offset rising commodity prices.
The Company currently does not use financial derivatives or other methods to hedge transactions with respect to its metals consumption.

ENVIRONMENTAL MATTERS

The Company is subject to Federal, state and local laws designed to protect the environment and believes that, as a general matter, its policies, practices and procedures are properly designed to reasonably prevent risk of environmental damage and financial liability to the Company. On January 27, 2003, the Company signed a Consent Agreement with the State of Connecticut Department of
Environmental Protection. Under the agreement the Company will voluntarily initiate the investigation and cleanup of environmental contamination on property occupied by a wholly-owned subsidiary of the Company over 20 years ago.
The Company also believes there will not be any material adverse impact to its financial results due to the investigation and cleanup activities. The Company also believes it is reasonably possible that environmental related liabilities might exist with respect to other industrial sites formerly owned or occupied by the Company. Based upon information currently available, the Company believes that the cost of any potential remediation for which the Company may ultimately be responsible will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

The Company currently does not anticipate any material adverse effect on its consolidated results of operations, financial condition or competitive position as a result of compliance with Federal, state, local or foreign environmental laws or regulations. However, risk of environmental liability and charges associated with maintaining compliance with environmental laws is inherent in the nature of the Company's business, and there is no assurance that material environmental liabilities and compliance charges will not arise.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the FASB issued Statement No. 132 (Revised 2003) "Employers'
Disclosures about Pensions and Other Postretirement Benefits" which replaces the original SFAS 132 and revises employers' financial statement disclosures about pension plans and other postretirement plans. The Company has adopted the applicable provisions of this Statement in its reporting of the financial results for the year ended December 31, 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material
(spoilage). The Company is required to adopt the provisions of SFAS No. 151 effective for inventory costs incurred during the first quarter of fiscal 2006.
The Company does not expect the adoption of this statement to have a material impact on its financial condition or results of operations.

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In December 2004, the FASB issued a revised SFAS No. 123(R), "Share-Based
Payment." SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award. The Company is required to adopt SFAS
No. 123(R) as of January 1, 2006. The Company is evaluating the impact of SFAS
No. 123(R) and expects that it will record non-cash stock compensation expenses.
The ultimate impact on the results of operations is not determinable as it is dependent on the number of options granted after the effective date.

In October, 2004, the American Jobs Creation Act of 2004, also known as the Jobs
Creation Act, was signed into law. Among its provisions, the Jobs Creation Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Jobs Creation Act also provides for a two-year phase-out of the existing extra-territorial income exclusion (ETI) for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. Under guidance in FASB
Staff Position No. 109-1, Application of FASB Statement No. 109, "Accounting for
Income Taxes," to the Tax Deduction on Qualified Production Activities Provided
by the American Jobs Creation Act of 2004, the deduction will be treated as a
"special deduction" as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the tax return. The Company is currently evaluating whether its production activities qualify for these special deductions. If the production activities qualify under the Jobs Creation Act, the first time the Company could claim the deduction would be in 2005 when it files its next tax return.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

Statements included herein, which are not historical in nature, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements regarding the Company's future business prospects, revenues, orders, sales and liquidity are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including but not limited to: business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer and product mix, failure to obtain new customers, retain existing customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, changes in interest rates, continued availability under the Company's
Loan Agreement and the possibility that the transaction with Modine will not be completed or that the Modine aftermarket business will not be successfully integrated. The forward-looking statements contained in this filing are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

The Company is subject to a concentration of credit risk primarily with its trade accounts receivable. The largest concentration is with retail customers in the Company's Automotive and Light Truck segment where six customers comprise
58% of net sales in 2004 and 68% of the outstanding trade accounts receivable balance at December 31, 2004. The loss of one or more of these customers could have a material adverse effect on the Company's results of operations. The
Company grants credit to customers who meet pre-established credit requirements, and generally requires no collateral from its customers. Estimates of potential credit losses are based upon historical experience, customer information and management's expectations of the industry and the overall economy. As of
December 31, 2004, the Company had no other significant concentration of credit risk.

                                       11

Certain risks may arise in the various commodity markets in which the Company participates. Commodity prices in the copper, brass and aluminum markets may be subject to changes based on availability. The Company conducts its purchasing of such commodities generally through three to nine month purchase order commitments; however, this practice may be modified in periods of rising prices.
See "Raw Materials and Suppliers" in Part I and "Inflation" in Item 7 of the
Company's Form 10-K for additional information on commodity purchasing.

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